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                                                                    Exhibit 99.1

Freedom Securities Corporation
One Beacon Street
Boston, MA 02108
Attn: John H. Goldsmith, Chairman


Dear John:

     I hereby consent to being identified as a director of Freedom Securities Corporation (the "Company"), effective prior to consummation of the initial public offering of the Company, in any registration statements filed by the Company with respect to its initial public offering.




                              Very truly yours,

                              /s/ Gregory N. Thomas